Exhibit 99.1

ARTICLES OF AMENDMENT OF CASTOR MARITIME INC. Reg. No. 92609

REPUBLIC OF THE MARSHALL ISLANDS REGISTRAR OF CORPORATIONS DUPLICATE COPY The original of this Document was filed in accordance with Section 5 of the Business Corporations Act on
NON RESIDENT

May 27, 2021
/s/ Tamara Hoffman
Tamara Hoffman Deputy Registrar

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
CASTOR MARITIME INC.
PURSUANT TO SECTION 90 OF
THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

The undersigned, Petros Panagiotidis, as the Chief Executive Officer and Chief Financial Officer of Castor Maritime Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Corporation”), for the purpose of amending the Articles of Incorporation of said Corporation pursuant to Section 90 of the Business Corporations Act, as amended, hereby certifies that:
1.	The name of the Corporation is: Castor Maritime Inc.
2.	The Articles of Incorporation were filed with the Registrar of Corporations on the 11th day of September, 2017.
3.
The Statement of Designation of the rights, preferences and privileges of the Corporation’s 9.75% Series A Cumulative Redeemable Perpetual Preferred Shares was filed with the Registrar of Corporations on the 22nd day of September, 2017, as was amended on the 10th day of October, 2019.

4.	The Statement of Designation of rights, preferences and privileges of the Corporation’s Series B Preferred Shares was filed with the Registrar of Corporations on the 22nd day of September, 2017.
5.
The Statement of Designations of rights, preferences and privileges of the Corporation’s Series C Participating Preferred Stock was filed with the Registrar of Corporations on the 29th day of November, 2017.

6.	Article III of the Articles of Incorporation, is hereby amended and restated in its entirety to read as follows:
Section 3.1    The aggregate number of shares of stock that the Corporation is authorized to issue is two billion (2,000,000,000) registered shares, of which:

(a)          one billion nine hundred and fifty million (1,950,000,000) shall be designated common shares with a par value of U.S. $0.001 per share; and
(b)          fifty million (50,000,000) shall be designated preferred shares with a par value of U.S.$0.001 per share.  The Board of Directors of the Corporation (the “Board”) shall have the authority to authorize the issuance from time to time of one or more classes of preferred shares with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board providing for the issuance of such preferred shares.
Section 3.2      Effective with the commencement of business on May 28, 2021, the Corporation shall effect a one-for-ten reverse stock split as to its issued and outstanding common shares, par value $0.001 per share.  No fractional shares shall be issued and, in lieu thereof, holders of the Corporation’s common shares, par value $0.001 per share, shall receive a cash payment.  The reverse stock split shall not change the number of common shares authorized to be issued or the par value of the common shares.  The stated capital of the Corporation shall be reduced from $899,558 to $89,956, which may be further adjusted for the cancellation of fractional shares, and the reduction amount of $809,602, which may be further adjusted for the cancellation of fractional shares, shall be allocated to surplus.
Section 3.3      No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.  However, the Board may issue or dispose of any unissued or treasury shares, or any such additional authorized issue of new shares or securities convertible into shares upon such terms as the Board may, in its discretion, determine, without offering to shareholders then of record, or any class of shareholders, any thereof, on the same terms or any terms.
7.	All of the other provisions of the Articles of Incorporation shall remain unchanged.
8.
This amendment to the Articles of Incorporation was approved by the affirmative majority of the voting power of the total number of shares of the Corporation issued and outstanding and entitled to vote thereon at the Annual Meeting of Shareholders of the Corporation held on November 25, 2020, and by the Corporation’s Board of Directors on May 13, 2021.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Articles of Incorporation on this 27th day of May, 2021.

/s/ Petros Panagiotidis
Name:	Petros Panagiotidis
Title:	President, Chief Executive Officer Chief Financial Officer